Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Midatech Pharma PLC
Abingdon, Oxfordshire
United Kingdom

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-209365) of our report dated April 13, 2016, relating to the consolidated financial statements of Midatech Pharma PLC which appears in this Annual Report on Form 20-F.

/s/ BDO LLP

BDO LLP
Reading, United Kingdom
April 13, 2016